Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus of Arotech Corporation for the registration of 7,500,000 shares of its Common Stock pertaining to the Arotech Corporation 2004 Stock Option and Restricted Stock Purchase Plan of our report dated January 31, 2005, with respect to the Armour of America, Inc. for the period August 11, 2004 to December 31, 2004 referred to in Arotech Corporation's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.


                                        /s/ Stark Winter Schenkein & Co., LLP
                                      ------------------------------------------
                                            STARK WINTER SCHENKEIN & CO., LLP


Denver, Colorado
May 16, 2005